Exhibit 5.1

June 3, 2020

Huntington Bancshares Incorporated

41 South High Street

Columbus, Ohio 43287

Re:	Registration Statement on Form S-3

Ladies and Gentlemen:

We have served as Maryland counsel to Huntington Bancshares Incorporated, a Maryland corporation (the “Company”), in connection with certain matters of Maryland law arising out of the registration by the Company of 500,000 depositary shares (the “Depositary Shares”), collectively representing 5,000 shares (the “Preferred Shares”) of 5.625% Series F Non-Cumulative Perpetual Preferred Stock, par value $0.01 per share, of the Company (the “Series F Preferred Stock”), covered by the above referenced Registration Statement on Form    S-3 (Registration No. 333-232886), and all amendments thereto (the “Registration Statement”), filed by the Company with the United States Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “1933 Act”).

In connection with our representation of the Company, and as a basis for the opinion hereinafter set forth, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents (hereinafter collectively referred to as the “Documents”):

1. The charter of the Company (the “Charter”), certified by the State Department of Assessments and Taxation of Maryland (the “SDAT”);

2. The form of Articles Supplementary classifying the Series F Preferred Stock (the “Series F Articles Supplementary”), certified as of the date hereof by an officer of the Company;

3. The Amended and Restated Bylaws of the Company, certified as of the date hereof by an officer of the Company;

4. A certificate of the SDAT as to the good standing of the Company, dated as of a recent date;

5. The Deposit Agreement, dated as of June 3, 2020 (the “Deposit Agreement”), by and among the Company, Computershare Inc., Computershare Trust Company, N.A. and the holders from time to time of the depositary receipts described therein;

Huntington Bancshares Incorporated

June 3, 2020

6. The Underwriting Agreement, dated as of May 27, 2020 (the “Underwriting Agreement” and, together with the Deposit Agreement, the “Agreements”), by and among the Company and BofA Securities, Inc., Citigroup Global Markets Inc., Goldman Sachs & Co. LLC and UBS Securities LLC, as representatives of the several underwriters listed in Schedule I thereto;

7. Resolutions adopted by the Board of Directors of the Company, and a duly authorized committee thereof, relating to the registration and issuance of the Depositary Shares and the Preferred Shares and approval of the Agreements (the “Resolutions”), certified as of the date hereof by an officer of the Company;

8. A certificate executed by an officer of the Company, dated as of the date hereof;

9. The Registration Statement and the related form of prospectus included therein and the supplement thereto, in the form in which it was transmitted to the Commission under the 1933 Act; and

10. Such other documents and matters as we have deemed necessary or appropriate to express the opinion set forth below, subject to the assumptions, limitations and qualifications stated herein.

In expressing the opinion set forth below, we have assumed the following:

1. Each individual executing any of the Documents, whether on behalf of such individual or another person, is legally competent to do so.

2. Each individual executing any of the Documents on behalf of a party (other than the Company) is duly authorized to do so.

3. Each of the parties (other than the Company) executing any of the Documents has duly and validly executed and delivered each of the Documents to which such party is a signatory, and such party’s obligations set forth therein are legal, valid and binding and are enforceable in accordance with all stated terms.

4. All Documents submitted to us as originals are authentic. The form and content of all Documents submitted to us as unexecuted drafts do not differ in any respect relevant to this opinion from the form and content of such Documents as executed and delivered.

Huntington Bancshares Incorporated

June 3, 2020

All Documents submitted to us as certified or photostatic copies conform to the original documents. All signatures on all Documents are genuine. All public records reviewed or relied upon by us or on our behalf are true and complete. All representations, warranties, statements and information contained in the Documents are true and complete. There has been no oral or written modification of or amendment to any of the Documents, and there has been no waiver of any provision of any of the Documents, by action or omission of the parties or otherwise.

5. The Series F Articles Supplementary will be filed with and accepted for record by the SDAT prior to the issuance of any Preferred Shares or Depositary Shares.

Based upon the foregoing, and subject to the assumptions, limitations and qualifications stated herein, it is our opinion that:

1. The Company is a corporation duly incorporated and existing under and by virtue of the laws of the State of Maryland and is in good standing with the SDAT.

2. The issuance of the Preferred Shares has been duly authorized and, when and if issued and delivered by the Company pursuant to the Underwriting Agreement, the Registration Statement, the Charter and the Resolutions against payment of the consideration set forth therein, the Preferred Shares will be validly issued, fully paid and nonassessable.

3. The issuance of the Depositary Shares has been duly authorized.

The foregoing opinion is limited to the laws of the State of Maryland and we do not express any opinion herein concerning federal law or any other state law. We express no opinion as to the applicability or effect of any federal or state securities laws, including the securities laws of the State of Maryland, or as to federal or state laws regarding fraudulent transfers. To the extent that any matter as to which our opinion is expressed herein would be governed by the laws of any jurisdiction other than the State of Maryland, we do not express any opinion on such matter. The opinion expressed herein is subject to the effect of any judicial decision which may permit the introduction of parol evidence to modify the terms or the interpretation of agreements.

The opinion expressed herein is limited to the matters specifically set forth herein and no other opinion shall be inferred beyond the matters expressly stated. We assume no obligation to supplement this opinion if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinion expressed herein after the date hereof.

Huntington Bancshares Incorporated

June 3, 2020

This opinion is being furnished to you for submission to the Commission as an exhibit to the Registration Statement. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of the name of our firm therein. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the 1933 Act.

Very truly yours,

/s/ Venable LLP